Exhibit 11.4


                          EARNINGS PER SHARE
                      FULLY DILUTED COMPUTATION
         ($ in millions, except share and per share amounts)


                                                Quarter Ended
                                                   March 31,
                                              ------------------
                                                1997      1996
                                              -------    -------
Basis for computation of earnings per
 common and common equivalent shares:
   Earnings from continuing operations        $ 49.6     $ 40.4
   Deduct dividends on 4 Percent
    cumulative preferred stock                   (.1)       (.1)
                                              -------    -------
   Earnings from continuing operations
    available to common shareholders            49.5       40.3
   Discontinued operations                      (1.0)       8.0
                                              -------    -------

   Available for common shareholders          $ 48.5     $ 48.3
                                              =======    =======




Number of shares:
  Weighted average shares outstanding 73,826,057 74,328,561 Shares issuable upon exercise of stock options, net of shares assumed
   to be repurchased                       1,528,130   1,170,581
                                          ----------  ----------
                                          75,354,187  75,499,142
                                          ==========  ==========



Earnings per common share:
  Continuing operations                       $ .66        $ .53
  Discontinued operations                      (.02)         .11
                                              ------       -----

  Net earnings                                $ .64        $ .64
                                              ======       =====